Exhibit 99.1

1st Mariner Bank Promotes Executives as It Prepares for Future Growth

Mark A. Keidel is named director and chief operating officer of 1st Mariner Bank, Paul B. Susie is appointed chief financial officer and Robert P. Warr is promoted to chief risk officer and executive vice president

BALTIMORE, May 20 /PRNewswire-FirstCall/ -- 1st Mariner Bank (Nasdaq: FMAR) today promoted Mark A. Keidel to chief operating officer of the bank and holding company, and Robert P. Warr to chief risk officer and executive vice president. 1st Mariner also announced that Paul B. Susie will be appointed to the position of Chief Financial Officer.

As chief operating officer, Keidel will be responsible for the day-to-day operations of the bank and the holding company, 1st Mariner Bancorp, which has $1.377 billion in assets and employs 700 people. He also will become a director of both entities. Most recently, Keidel was 1st Mariner’s chief financial officer.

As chief risk officer, a newly created position at the bank, Warr will be responsible for the quality and profitability of the bank’s loan portfolio.  He will oversee the credit function, legal department, construction administration and the bank’s appraisal subsidiary. Most recently, Warr was senior vice president of commercial lending.

As chief financial officer, Susie succeeds Keidel and will be responsible for supervising the bank’s general accounting, purchasing and regulatory accounting functions.

The promotions are effective immediately, said Edwin F. Hale Sr., Chairman and Chief Executive of 1st Mariner Bancorp.

“Mark and Bob are extraordinarily talented and dedicated individuals who have demonstrated remarkable skill during these past two difficult years,” Hale said.  "Paul is an excellent addition to our executive management team, bringing fresh perspective and solid business experience.  They have each proven to be strong leaders and adept decision makers and will be an integral part of 1st Mariner Bank as we work to improve profitability and seize upon the many opportunities we see in the market.”

Keidel replaces Joseph A. Cicero, 65, who retires May 22nd. Cicero, who was chief operating officer and president of 1st Mariner Bancorp, will continue to work with the bank on a consulting basis through the end of the year. He is a 14-year 1st Mariner Bank veteran and a 38-year veteran of the banking industry.

“Joe has made a significant contribution to the development of 1st Mariner,” Hale said. “His efforts and leadership have been invaluable.”

Keidel joined 1st Mariner in June 2000 as executive vice president and chief financial officer.  Prior to that he was chief financial officer at Mason-Dixon Bancshares, Inc., in Westminster, Maryland, controller at Carroll County Bank & Trust, and managerial accounting officer at First National Bank of Maryland.  A graduate of Frostburg State University, Keidel received his Certified Public Accounting credentials in 1991, and attended the Bank Administration Institute Financial School the same year.

Warr joined 1st Mariner in April 1997 as senior vice president in commercial lending. Prior to coming to 1st Mariner, Warr was senior vice president for real estate lending at the Bank of Baltimore where he managed the commercial loan workout program. He began his commercial banking career at Union Trust Company where he originated and serviced income property loans in Washington, D.C., northern Virginia and Maryland. Warr received a Bachelor of Science degree from the University of Baltimore.

Susie is new to the 1st Mariner organization.  He began his career with Coopers and Lybrand (now PriceWaterHouseCoopers) and has held senior financial positions with Baltimore Marine Industries, Earthshell Corporation and Celsion Corporation.  A graduate of the University of Baltimore, he has over 18 years of experience in both public and corporate accounting and is a Certified Public Accountant.

Hale also announced that in addition to the individuals listed above, the Executive Management of the bank will include George H. Mantakos, Dennis E. Finnegan, Edward “Ned” Perry, and Kenneth C. Jones.  George Mantakos will continue to serve as the bank’s Chief Lending Officer. Dennis Finnegan will continue to serve as the director of retail banking, as well as overseeing the company’s human resource, deposit operations, and information technology functions. Ned Perry will continue to serve as President of 1st Mariner Mortgage, and Ken Jones will continue to serve as Senior Vice President leading the bank's facilities administration.

Hale concluded, “I am confident that our executive management group has the right mix of experience, technical skills, and energy to lead 1st Mariner Bank through these difficult times. In spite of the challenges in the current market today, I am optimistic about 1st Mariner’s future and this group's ability to tackle current challenges while preparing the company for future opportunities.”

ABOUT 1st MARINER BANK
1st Mariner Bancorp is a bank holding company with total assets of $1.377 billion.  Its wholly owned banking subsidiary, 1st Mariner Bank, (total assets $1.265 billion) operates 25 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Carroll counties in Maryland, the City of Baltimore, and Shrewsbury, Pennsylvania.  1st Mariner Mortgage, a division of 1st Mariner Bank, operates retail offices in Central Maryland, the Eastern Shore of Maryland, and Massachusetts.  1st Mariner Mortgage also operates direct marketing mortgage operations in Baltimore City.  Mariner Finance, LLC (total assets $101 million) is a consumer finance subsidiary that currently operates branches in Maryland, Delaware, Virginia, New Jersey, and Tennessee.  1st Mariner Bancorp’s common stock is traded on the Nasdaq National Market under the symbol “FMAR.”  1st Mariner’s Web site address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

CONTACT:  Renee Anderson, Assistant Vice President of 1st Mariner Bancorp, +1-410-735-2035, randerson@1stmarinerbank.com